EXHIBIT 99.1

Gryphon Signs Option to Cap Borealis Royalty

August 22, 2008, Vancouver, B.C. - Gryphon Gold Corporation (GGN:TSX / GYPH:OTC.BB) has entered into an agreement providing Gryphon Gold with an 18-month option to reduce and fix the Net Smelter Return (NSR) royalty on its Borealis property, which currently has two gold deposits under examination for economic viability.

Under the terms of the option, which can be exercised by Gryphon Gold any time during the next eighteen months, the royalty will be fixed at 5%, versus the current variable rate royalty, which is calculated as the price of gold divided by one hundred expressed as a percentage; i.e. at a gold price of $800/ounce the NSR royalty rate would be 8.0%.

The option provides that, on exercise, Gryphon Gold will pay the royalty holders US$1,750,000 cash, 7,726,250 common shares of Gryphon Gold, and a three year (from date of exercise of the option) US$1,909,500 5% debenture, convertible into common shares at $0.70/share for the first year of the three year term and escalating by $0.10/share per year until maturity. The option payment is $250,000 for the first 12 months and an additional $125,000 to extend it to eighteen months. The issuance of the shares and convertible debenture is subject to TSX approval.

“We appreciate the Royalty Holders’ vote of confidence in Gryphon Gold. The restructuring of the royalty eliminates the uncertainty of a variable rate royalty, which could have become a heavy burden as the price of gold rises further. A fixed royalty should greatly improve the ability to finance a potential production decision on either of our two gold deposits at the Borealis,” said John Key, CEO of Gryphon Gold. “With an approximate fair market value of US$6.4 million for the transaction, we estimate that, at $800/ounce of gold and an initial production rate of 50,000 ounce of gold per year (from the oxide mine only), Gryphon Gold would recover the cost of reducing the royalty in just over 5 years”.

The independent NI 43-101 compliant Preliminary Assessment Study establishing the economic potential for a heap leach mine from Gryphon’s 700,000 oz oxide gold resources, as well as the NI 43-101 compliant independent Scoping Study affirming the longer term opportunity for mining from Gryphon’s 1.8 million oz sulphide gold resources, are scheduled for released in early September.

ON BEHALF OF THE BOARD OF DIRECTORS OF GRYPHON GOLD CORPORATION

John L. Key, CEO

Full financial statements and securities filings are available on our website: www.gryphongold.comand www.sec.gov or www.sedar.com. For further information contact: John Key, CEO, by phone: 604-261-2229, or email at jkey@gryphongold.com

The Borealis property is described in the technical report dated April 28, 2008 titled Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A. and prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators. The technical report describes the exploration history, geology and style of gold mineralization at the Borealis property. This press release was reviewed by Dr. R. Steininger of Gryphon Gold, a Qualified Person as defined by National Instrument 43-101 of the Canadian Securities Administrators. This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to a possible production decision at the Borealis, the anticipated result and economic payback of reducing the variable royalty, the ability to exercise the option, the ability to successfully develop the Borealis, resource estimates, and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC(available at www.sec.gov) and with Canadian securities administrators(available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different. We do not undertake to update forward-looking statements.